ESCROW AGREEMENT

This ESCROW AGREEMENT (the “Agreement”), dated as of November 13, 2006 (the “Effective Date”), is made by and among Zeus Promotions, LLC, a Delaware limited liability company (“Zeus”), Handheld Entertainment, Inc., a Delaware corporation (“Handheld”), John Kowal, an individual (the “Member”), and Niesar Curls Bartling & Whyte, LLP, a California limited liability partnership, as escrow agent (the “Escrow Agent”).

R E C I T A L S:

WHEREAS, Zeus and Handheld are parties to that certain Membership Interest Purchase Agreement, dated as of November 13, 2006 (the “Purchase Agreement”), pursuant to which Handheld will purchase, and Zeus will sell, one hundred percent (100%) of the outstanding membership interest of Dorks, LLC (the “Interest”), which is entirely owned by Zeus;

WHEREAS, Article 7 of the Purchase Agreement provides for the indemnification of Handheld by Zeus and Member from certain losses that may be incurred by it; and

WHEREAS, consummation of the Purchase Agreement is conditioned upon the execution and delivery of this Agreement and this Agreement is an essential part of the consideration for which Handheld is willing to enter into the Purchase Agreement and to consummate the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is hereby agreed as follows:

1. Appointment of Escrow Agent.

(a) The parties hereto hereby designate and appoint the Escrow Agent as escrow agent to act in accordance with the terms of this Agreement, and the Escrow Agent agrees to act as such escrow agent on the terms, conditions and provisions provided in this Agreement.

(b) On or before the Effective Date, Handheld will deposit:

(i) Twenty Five Thousand Dollars ($25,000.00) in cash (the “Escrow Amount”) with the Escrow Agent for the account of Zeus. The Escrow Amount, together with any interest accrued thereon, shall be hereinafter referred to as the “Escrow Account.” The Escrow Agent shall hold, administer, distribute and dispose of the Escrow Account in accordance with the terms and conditions of this Agreement;

2. Escrow Account.

(a) The Escrow Agent shall establish the Escrow Account as an Attorney Trust Account with such bank with offices in San Francisco, California, as it shall deem appropriate. Gerald V. Niesar shall be the only signatory on the Escrow Account. The Escrow Agent shall provide each of Handheld, Zeus and Member with complete information concerning the Escrow Account, including a telephone access code allowing each to determine the balance of the Escrow Account on any banking day.

3. Payments From Escrow. The Escrow Agent shall hold the Escrow Account in accordance with this Agreement and shall make payments from the Escrow Account only as provided by Sections 3 and 4 hereof or as further directed in writing by both Zeus and Handheld:

(a) In the event the Escrow Agent is duly instructed to disburse funds from the Escrow Account to any party, (i) the Escrow Agent shall disburse such funds by mailing a check to such party at the address set forth in the instruction; or (ii) if the Escrow Agent is instructed to transfer funds from the Escrow Account to any bank for the account of any party, the Escrow Agent shall disburse such funds by electronic transfer; provided, however, that the Escrow Agent may require the party issuing the instruction to agree to appropriate security procedures to verify that the instruction is that of such issuing party;

(b) Handheld shall be paid such amounts as are authorized to be paid to Handheld pursuant to Section 4 below.

(c) Six (6)-months following the Effective Date, Zeus shall be paid an amount equal to the entire Unclaimed Deposit (as hereinafter defined). For purposes of this agreement, the “Unclaimed Deposit” shall mean the entire balance of the Escrow Account then remaining, minus the aggregate of the then existing Claim Reserves for Open Claims and any interest accrued thereon.

(d) Within two banking days of the Escrow Agent’s having received a copy of a Final Determination (as hereinafter defined) for an Open Claim, the amount payable to Handheld under the Final Determination for such Open Claim shall be paid to Handheld from the Claim Reserve for such Open Claim and the balance of such Claim Reserve shall then be paid to Zeus, to the extent authorized in Section 4 below.

(e) Within two banking days of the Escrow Agent’s having received a joint written instruction by Handheld and Zeus that an Open Claim is no longer disputed, the Escrow Agent shall pay the Claim Reserve for such Open Claim plus any interest accrued thereon to Zeus; provided, however that if the date set forth in Section 3(c) has not yet passed, such portion of the Claim Reserve plus any interest accrued thereon shall simply cease to be a reserved portion of the Escrow Account.

4. Handheld Claims. The procedure for payments from the Escrow Account shall be as follows:

(a) From time to time prior to the date identified in Section 3(c) above as Handheld determines that it is entitled to an indemnification payment under Article VII of the Purchase Agreement, it may request payment from the Escrow Account by giving written notice of its claim to the Escrow Agent and Zeus in accordance with the provisions of Section 13 below, certifying in such notice (i) the nature of the claim, (ii) the amount thereof if then ascertainable and, if not then ascertainable, the estimated maximum amount thereof (provided however, that Handheld shall provide the Escrow Agent with a specific amount), (iii) provisions in the Purchase Agreement on which the claim is based, (iv) that such request for payment is being made in good faith, and (v) that notice of Handheld’s request for indemnification has been provided to Zeus in accordance with Article VII of the Purchase Agreement (a “Claim Notice”).

(b) If the Escrow Agent has not received written objection to a Claim Notice given by Handheld in accordance with the preceding Section 4(a) from Zeus within twenty (20) days after receipt by the Escrow Agent of the Claim Notice of such claim from Handheld, the Escrow Agent shall promptly thereafter pay to Handheld, in the manner specified in the Claim Notice, from the Escrow Account the amount of such claim to the extent of the funds in the Escrow Account, plus any interest accrued on such amount through the date of payment.

(c) If within said twenty (20) days the Escrow Agent shall have received from Zeus an objection to the claim by Handheld, certifying the nature of and grounds for such objection and that such objection is being made in good faith (a copy of which shall in each case be sent to Handheld by Zeus in accordance with the provisions of Section 13 below), then such claim shall be deemed to be an “Open Claim” and the Escrow Agent shall reserve within the Escrow Account an amount equal to the amount of the Open Claim (which amount for each Open Claim is referred to herein as the “Claim Reserve”).

(d) The amount constituting the Claim Reserve for each Open Claim shall be paid by the Escrow Agent from the Escrow Account to Handheld only either (i) in accordance with a joint written instruction by Handheld and Zeus or (ii) if and to the extent consistent with either (A) a certified copy of a final order, decree or judgment from a court of competent jurisdiction pertaining to the Open Claim or (B) a certified copy of a final result, determination, finding, judgment and/or award from an arbitrator pertaining to the Open Claim, sent to the Escrow Agent by Handheld (a “Final Determination”), and any portion of the Claim Reserve for such Open Claim not so required to be paid to Handheld shall be paid by the Escrow Agent to Zeus in accordance with Section 3(c) or Section 3(d) above and such Claim Reserve shall be reduced to zero; provided, however that if the date set forth in Section 3(c) has not yet passed, such portion of the Claim Reserve shall simply cease to be a reserved portion of the Escrow Account.

5. Termination.

(a) This Agreement shall terminate on the earliest to occur of:

(i) the date on which the Escrow Agent shall have been notified in writing by Handheld and Zeus that this Agreement shall be terminated; or

(ii) the date on which the Escrow Agent shall have delivered the entire Escrow Account to Handheld or Zeus in accordance with the provisions of Sections 3(c), 3(d) or 4.

(b) Upon termination of this Agreement as set forth in this Section 5, the Escrow Agent shall be discharged from all further obligations or responsibilities hereunder.

6. Duties of Escrow Agent.

(a) The instructions of the parties set forth herein are irrevocable, and the Escrow Agent shall act only in accordance with such instructions and in any amendment or amendments executed by all parties hereto and not in accordance with any contrary instructions from any third person. The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement, and the Escrow Agent shall not be liable except for the performance of its duties and obligations as are specifically set forth herein.

(b) The Escrow Agent shall provide to Zeus and Handheld monthly statements reflecting the balance of the Escrow Account and the interest earned thereon. In addition, the Escrow Agent shall forward all account records or statements related to the Escrow Account to Handheld and Zeus promptly upon receipt of the same. The Escrow Agent shall deliver to Handheld and Zeus, upon final disbursement, a complete accounting of all transactions relating to this Agreement.

7. Liability of Escrow Agent. In order to induce the Escrow Agent to act as escrow agent hereunder, the parties hereto agree that:

(a) The Escrow Agent shall not be responsible for or be required to enforce any of the terms or conditions of the Purchase Agreement or any other agreement between   Handheld, Member and Zeus.

(b) The Escrow Agent shall not be responsible or liable in any manner whatsoever for the performance of or by Handheld, Zeus and Member of their respective obligations under this Agreement nor shall the Escrow Agent be responsible or liable in any manner whatsoever for the failure of the other parties to this Escrow Agreement or of any third party to honor any of the provisions of this Escrow Agreement.

(c) The parties hereto represent to the Escrow Agent that they are authorized to enter into the Escrow Agreement by their duly authorized representatives and that the Escrow Agent is entitled to rely on this representation without the need to confirm the authority of the representatives.

(d) The duties and obligations of the Escrow Agent shall be limited to and determined solely by the express provisions of this Escrow Agreement and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent.

(e) The Escrow Agent is not bound by and is under no duty to inquire into the terms or validity of any other agreements or documents, including any agreements or documents which may be related to, referred to in or deposited with the Escrow Agent in connection with this Escrow Agreement.

(f) The Escrow Agent shall not be liable for any act which the Escrow Agent may do or omit to do hereunder while acting in good faith, unless caused by or arising from its own gross negligence, willful misconduct or failure to act in good faith.

(g) It is understood that all checks received by the Escrow Agent hereunder are subject to clearance time and the funds represented thereby cannot be drawn upon or disbursed until such time as the same constitute good and collected funds. If any checks are returned to the Escrow Agent as uncollectible, the Escrow Agent shall notify the party on whose account the check was drawn and redeposit such check for collection upon the verbal instructions of such party. Notwithstanding the foregoing, if for any reason any check or instrument entered for collection by the Escrow Agent hereunder is uncollectible after payment of the funds represented thereby has been made pursuant to the terms hereof, the party on whose account the check was drawn shall immediately reimburse of the Escrow Agent and the Escrow Agent shall deliver the returned check or instrument to such party.

(h) Neither this Escrow Agreement, nor any other agreement between Handheld, Zeus, Member and the Escrow Agent shall be deemed to create a joint venture between the Escrow Agent and Handheld, Zeus or Member. Nor shall the Escrow Agent be considered the alter ego of Handheld, Zeus or Member by virtue of this Agreement, or any other agreement.

(i) the Escrow Agent shall not in any way be bound or affected by any amendment or modification of this Agreement, unless the same shall have been agreed to in writing by the Escrow Agent;

(j) the Escrow Agent shall not be under any duty to give the property held hereunder any greater degree of care than it gives its own similar property;

(k) the Escrow Agent may act in reliance upon and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon, any notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by the Escrow Agent to be genuine and to have been presented or signed by the proper party or parties;

(l) the Escrow Agent shall not at any time be under any duty or responsibility to make a determination of any facts contained in any certificate delivered pursuant hereto or to make any independent verification of the statements or signatures in such certificate or amounts delivered thereby. The Escrow Agent shall not be responsible for any failure by Handheld, Zeus or Member to comply with any of their respective covenants contained in this Agreement, the Purchase Agreement or any other agreement;

(m) the Escrow Agent shall be under no duty or obligation to take any legal action in connection with this Agreement or to enforce, through the institution of legal proceedings or otherwise, any of its rights as Escrow Agent hereunder or any rights of any other party hereto pursuant to this Escrow Agreement or any other agreement, nor shall it be required to defend any action or legal proceeding which, in its opinion, would or might involve the Escrow Agent in any cost, expense, loss or liability;

(n) the Escrow Agent may engage or be interested in any financial or other transaction with the parties hereunder as freely as if it were not the Escrow Agent hereunder;

(o) the Escrow Agent shall be entitled to rely upon advice of counsel (the cost of which shall be borne by Handheld and Zeus) of its choosing in reference to any matter connected herewith, and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel and shall not be liable for any mistake of fact or error of judgment, or for any acts or omissions of any kind unless caused by its willful misconduct, gross negligence or failure to act in good faith;

(p) notwithstanding anything to the contrary contained herein, if the Escrow Agent shall be uncertain as to its duties or rights hereunder, shall receive any notice, advice, direction, or other document from any other party with respect to this Agreement which, in its opinion, is in conflict with any of the provisions of this Agreement, or should be advised that a dispute has arisen with respect to the payment, ownership, or right of possession of or to the Escrow Account or any interest on the Escrow Account or any part thereof (or as to the delivery, non-delivery, or content of any notice, advice, direction or other document), the Escrow Agent shall be entitled (but not obligated), without liability to anyone, to refrain from taking any action other than to use its best efforts to keep safely the Escrow Account until the Escrow Agent shall be directed otherwise in writing by the other parties hereto or by an order, decree or judgment of a court of competent jurisdiction which has been finally affirmed on appeal or which by lapse of time or otherwise is no longer subject to appeal, but the Escrow Agent shall be under no duty to institute or to defend any proceeding, although it may institute or defend such proceedings;

(q) Handheld and Zeus hereby authorize the Escrow Agent, if the Escrow Agent is threatened with litigation or is sued, to interplead all interested parties in any court of competent jurisdiction and to deposit the Escrow Account with the clerk of that court; and

(r) this Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Agreement against the Escrow Agent.

8. Indemnification.

(a) Handheld and Zeus each covenant and agree to indemnify and hold harmless the Escrow Agent against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to this Agreement, and in the event of any such claim, action, suit, proceeding or investigation: (i) Handheld and Zeus shall each pay the reasonable fees and expenses of counsel selected by the Escrow Agent, promptly as statements therefor are received; and (ii) Handheld and Zeus will cooperate in the defense of any such matter; except that Handheld and Zeus shall not have any obligation to indemnify the Escrow Agent against any cost, expense, judgment, fine, loss, claim, damage, liability or settlement amount arising out of or pertaining to this Agreement arising from the Escrow Agent’s own gross negligence, willful misconduct or failure to act in good faith. The obligations of Handheld and Zeus under this paragraph shall survive: (i) the delivery of the Escrow Account or any interest on the Escrow Account pursuant to this Agreement; (ii) the termination of this Agreement; and (iii) the resignation or removal of the Escrow Agent. In the event Handheld or Zeus makes any payment pursuant to this Section 8, the party making the payment shall have the right to seek contribution from the other party in the amount of 50% of the amount so paid.

(b) Handheld and Zeus jointly and severally agree to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of the Escrow Account under this Agreement, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses that may be assessed against the Escrow Agent on any such payment or other activities under this Agreement. Handheld and Zeus undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. Handheld and Zeus, jointly and severally, agree to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable legal fees), interest and penalties.

9. Resignation. The Escrow Agent may at any time resign as Escrow Agent by mailing written notice to Handheld and Zeus of such intention on its part, specifying the date on which its desired resignation shall become effective, with such resignation being effective upon Escrow Agent’s delivery of the Escrow Account to any successor Escrow Agent designated by Handheld and Zeus in writing or by any court of competent jurisdiction as provided below. Upon receiving such notice of resignation, Handheld and Zeus shall promptly appoint a successor escrow agent by written instrument signed on behalf of Handheld and Zeus, one copy of which shall be delivered to each of the resigning Escrow Agent and the successor escrow agent. If Handheld and Zeus shall fail to make such appointment within a period of thirty (30) days after they have been notified in writing of such resignation by the resigning Escrow Agent, then the resigning Escrow Agent may apply to any court of competent jurisdiction in the State of California for the appointment of a successor escrow agent. Such resignation shall become effective upon the acceptance of the appointment by the successor escrow agent as provided in this Section 9. Upon resignation, the Escrow Agent shall be entitled to payment by Handheld and Zeus of any amounts then due it hereunder. Any successor escrow agent shall have all the rights, obligations and immunities of the Escrow Agent set forth herein.

10. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but except as set forth in Section 9, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

11. Banking Days. If any date on which the Escrow Agent is required to make a delivery pursuant to the provisions hereof is not a banking day, then the Escrow Agent shall make such delivery on the next succeeding banking day.

12. Escrow Costs. The fees, costs and expenses payable to the Escrow Agent hereunder shall be borne by Handheld. The Escrow Agent shall not collect any fee from the Escrow Account. In consideration for services rendered in connection with this Agreement, the Escrow Agent shall be compensated in accordance with the hourly billing rate which is customarily paid for Escrow Agent’s legal services. Handheld hereby agrees that it is Handheld’s obligation to compensate Escrow Agent in accordance with this Section 12 for services rendered in connection with this Agreement.

13. Miscellaneous.

(a) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent to the recipient by telecopy (receipt electronically confirmed by sender’s telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day, (iii) one Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid), or (iv) seven Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to Handheld, Member, or the Escrow Agent at the addresses indicated below:

If to Handheld:	Handheld Entertainment, Inc. Attn: Jeff Oscodar, President 539 Bryant Street, Suite 403 San Francisco, CA 94107 Fax: (415) 358-4865
With a copy to: (which shall not constitute notice)	Niesar Curls Bartling & Whyte LLP 90 New Montgomery Street, 9th Floor San Francisco, CA 94105 Attn: Gerald V. Niesar, Esq. Fax: (415) 882-5400

If to Zeus:	Zeus Promotions, LLC ATTN: 4714-54th Avenue South Seattle, WA 98118 Fax:
With a copy to: (which shall not constitute notice)	Helsell Fetterman, LLP 1001 Fourth Avenue, Suite 4200 Seattle, WA 98154 ATTN: Mark Rising, Esq. Fax: (206) 340-0902

If to Member:	John Kowal 4714-54th Avenue South Seattle, WA 98118 Fax:
With a copy to: (which shall not constitute notice)	Helsell Fetterman, LLP 1001 Fourth Avenue, Suite 4200 Seattle, WA 98154 ATTN: Mark Rising, Esq. Fax: (206) 340-0902
If to the Escrow Agent:	Niesar Curls Bartling & Whyte LLP 90 New Montgomery Street, 9th Floor San Francisco, CA 94105 Attn: Gerald V. Niesar, Esq. Fax: (415) 882-5400

or to such other address as either party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section.

(b) Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of each of the parties hereto.

(c) Conflict with Purchase Agreement. If any conflict should arise between this Agreement and the Purchase Agreement, the terms of the Purchase Agreement shall control.

(d) Governing Law. This Agreement shall be governed by the laws of the State of California (regardless of the laws that might otherwise govern under applicable California principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies, and such operating circulars of any Federal Reserve Bank, federal laws and regulations, funds transfer system rules and general commercial bank practices applicable to funds transfer and related activities.

(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(f) Interpretation. The section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way effect the meaning or interpretation of this Agreement.

(g) Entire Agreement. This Agreement, including the exhibit attached hereto, together with the Purchase Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Escrow Agreement as of the Effective Date.

HANDHELD ENTERTAINMENT, INC. /s/ Jeff Oscodar Signature Name: Jeff Oscodar Title: President & CEO	ZEUS PROMOTIONS, LLC /s/ John Kowal Signature Name: John Kowal Title: VP Business Development
MEMBER - JOHN KOWAL /s/ John Kowal Signature	ESCROW AGENT - /s/ Niesar Curls Bartling & Whyte LLP by Gerald V. Niesar Signature Name: Gerald V. Niesar Title: Partner